EXHIBIT F

                                 [FORM OF NOTE]

                                  UNEXCO, INC.

             10% SENIOR SECURED EXCHANGEABLE GENERAL OBLIGATION NOTE

No. EN-_____                                                  January 19, 1996
$[___________________]

     FOR VALUE RECEIVED, the undersigned, UNEXCO, INC., a Texas corporation (the "Company"), hereby promises to pay to _________________________________________,
or       registered       assigns,        the       principal       sum       of
_______________________________________  and ____/100  DOLLARS  ($____________),
together with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid principal balance hereof at the rate of ten percent (10%) per annum from the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment of principal or interest, at a rate per annum from time to time equal to fifteen percent (15%); provided, however, in no event shall such rate of interest ever exceed the Highest Lawful Rate (as defined in the Note Purchase Agreement referred to below).

     This Note shall be due and payable as follows:

          (a) commencing on March 1, 1996, on the first day of each month, a payment equal to all accrued, but unpaid interest hereon shall be due and payable; and

          (b) on February 1, 2002, the unpaid principal balance hereof , together with all accrued, but unpaid interest hereon, shall be fully and finally due and payable.

     This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to the Note Purchase Agreement dated as of January 19, 1996 (as from time to time amended, the "Note Purchase Agreement") between the Company and the Noteholders named therein and is entitled to the benefits, and otherwise subject to the provisions, thereof, including, without limitation, the limitations on interest set forth in Section 13.05 thereof. This Note is secured by the Security Documents referred to in the Note Purchase Agreement.

     This Note is exchangeable for shares of common stock of Universal Seismic Associates, Inc. ("USA"), the parent of the Company, upon the terms and conditions of the certain Guaranty and Exchange Agreement dated of even date herewith among USA, the Company and the Noteholders named therein.

     All payments made by the Company on this Note shall be applied first, to the accrued, but unpaid interest hereon, and the remainder, if any, shall be applied to the principal balance hereof. The Company does not have the right to prepay this Note, in whole or in part, prior to maturity.

     Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at places designated in the Note Purchase Agreement.

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     This  Note is a  registered  Note and,  as  provided  in the Note  Purchase
Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this
Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

     If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

     This Note shall be governed by and construed in accordance with the laws of the State of New York, excluding the choice of law rules thereof.

                                  UNEXCO, INC.


                                  By:
                                          _________________________
                                  Name:    Ronald L. England
                                  Title:   Chief Financial Officer



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